UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2010

SUNOVIA ENERGY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53590	98-0550703
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

106 Cattlemen Rd. Sarasota, Florida 34232
 (Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: 941-751-6800

Copies to:
Stephen M. Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
49 Front Street, Suite #206
Rockville Centre, New York 11570
Phone: (516) 833-5034
Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events

In 2007, Sunovia Energy Technologies, Inc. (the “Company”) and EPIR Technologies, Inc. (“EPIR”) entered into a ten-year agreement whereby the Company agreed to pay certain cash sums to EPIR in exchange for its services in the research, development, and supply of solar products (the “RDS Agreement”).  On January 24, 2008, the Company and EPIR entered into an Amended and Restated RDS Agreement pursuant to which the Company has become the exclusive supplier of certain (i) EPIR products that are to be funded by the Company and developed by EPIR including one or more versions of photovoltaic solar cells or solar cell encapsulate technologies and (ii) certain other products including infrared sensors and biosensors, which right is contingent upon certain annual sales goals.

On or about August 6, 2010, a complaint was filed in United States District Court for the Northern District of Illinois Eastern Division against the Company.  EPIR, plaintiff in this matter, alleges breach of contract of the RDS Agreement by the Company for the Company’s alleged failure to obtain EPIR’s approval with respect to various public statements and alleged failure to pay certain amounts owed under the RDS Agreement.  Further, EPIR has also claimed that the Company has breached Nevada state law for its alleged failure to allow EPIR to remove restrictive legends from the shares of common stock held by EPIR.

The Company believes all claims in EPIR’s complaint are without merit and intends to vigorously defend against such action as well as pursue its claims against EPIR.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOVIA ENERGY TECHNOLOGIES, INC.

Date: August 12, 2010	By:	/s/ Mathew Veal
Mathew Veal
Chief Financial Officer

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